Exhibit 99.1

Badger Meter Third Quarter Sales, Earnings and Earnings Per Share Set New Records for Any Quarter

MILWAUKEE--(BUSINESS WIRE)--October 15, 2014--Badger Meter, Inc. (NYSE: BMI) today reported sales, earnings and earnings per share for the third quarter ended September 30, 2014, which set new records for any quarter in its history.

Third Quarter 2014 Highlights

  Net sales were a record $96,271,000 for the third quarter of 2014, a 3.6% increase from sales of $92,963,000 for the third quarter of 2013.
  Net earnings were a record $10,231,000 for the third quarter of 2014, a 13.1% increase from net earnings of $9,049,000 for the third quarter of 2013.
  Diluted earnings per share were a record $0.71 for the third quarter of 2014, a 12.7% increase from diluted earnings per share of $0.63 for the third quarter of 2013.

First Nine Months 2014 Highlights

  Net sales were $275,429,000 for the first three quarters of 2014, an 8.8% increase from sales of $253,112,000 for the first three quarters of 2013.
  Net earnings were $23,677,000 for the first three quarters of 2014, a 29.8% increase from net earnings of $18,237,000 for the first three quarters of 2013.
  Diluted earnings per share were $1.66 for the first three quarters of 2014, a 31.7% increase from diluted earnings per share of $1.26 for the first three quarters of 2013.

Operations Review

“This was another strong quarter for Badger Meter, with third quarter sales, earnings and diluted earnings per share that were the highest of any quarter in our history. The third quarter 2014 results beat the previous all-time records set in last year’s third quarter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the record third quarter performance was driven by higher sales of residential municipal water products and flow instrumentation products, while sales of commercial water products were down slightly. He noted that the third quarter results include a non-cash pension charge of $680,000, or $0.03 per diluted share.

The gross profit margin was 37.9% for the third quarter of 2014, compared to 35.6% for the third quarter of the prior year. “The improvement was due to increased sales of higher-margin meter reading technology products, which more than offset reduced sales of lower-margin products and radios for the natural gas market. The profit margin also benefited from lower commodity prices, including copper,” said Meeusen.

He said the higher selling, engineering and administration expenses in the third quarter reflect increased employee incentives and costs related to the acquisition of National Meter and Automation, Inc., which closed on October 1, 2014.

“We are pleased with the acquisition of National Meter, one of the major distributors for our municipal water products. The acquisition will further integrate Badger Meter into this important sales channel, providing benefits for our customers, our company and our other distributors,” said Meeusen.

Meeusen said the company continues to receive positive customer feedback on its new BEACON Advanced Metering Analytics (AMA) system, a cost-effective cellular-based metering solution for the municipal water market. “Orders for BEACON starter kits are steadily increasing and additional product trials are underway as we continue to add more features to the system,” said Meeusen.

“During the third quarter, we increased the cash dividend on our common stock for the 22nd consecutive year, continuing our commitment to building value for our shareholders. While the fourth quarter is typically not as strong as the first three quarters due to the seasonality of our business, we believe that with our new products, long-standing customer relationships and solid balance sheet, we are well positioned for the remainder of 2014 and beyond,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2014 third quarter results on Thursday, October 16, 2014, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-888-679-8035 and entering the passcode 98136623. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PQWKBRVM9. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Thursday, October 23, by dialing 1-888-286-8010 and entering the passcode 79188552. The Webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement and control products, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather and other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government programs to stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete connectivity systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s technology products to operate as intended;
  the inability to protect the Company’s proprietary rights to its software and related products;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for radio products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$96,271	$92,963	$275,429	$253,112

Cost of sales	59,806	59,860	175,182	165,126

Gross margin	36,465	33,103	100,247	87,986

Selling, engineering and administration	20,482	19,230	62,353	59,228

Operating earnings	15,983	13,873	37,894	28,758

Interest expense, net	273	264	875	844

Earnings before income taxes	15,710	13,609	37,019	27,914

Provision for income taxes	5,479	4,560	13,342	9,677

Net earnings	$10,231	$9,049	$23,677	$18,237

Earnings per share:

Basic	$0.71	$0.63	$1.67	$1.27

Diluted	$0.71	$0.63	$1.66	$1.26

Shares used in computation of earnings per share:

Basic	14,312,847	14,371,718	14,177,483	14,353,700

Diluted	14,376,955	14,446,735	14,248,126	14,433,243

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2014	2013
	Unaudited

Cash	$10,366	$7,263
Receivables	58,012	50,133
Inventories	64,203	60,939
Other current assets	9,292	8,828
Total current assets	141,873	127,163

Net property, plant and equipment	77,720	76,416
Intangible assets, at cost less accumulated amortization	53,401	57,317
Other long-term assets	12,978	10,467
Goodwill	44,695	44,695
Total assets	$330,667	$316,058

Liabilities and Shareholders' Equity

Short-term debt	$61,664	$70,045
Payables	18,712	18,554
Accrued compensation and employee benefits	10,776	7,337
Other liabilities	3,998	2,105
Total current liabilities	95,150	98,041

Deferred income taxes	9,730	9,790
Long-term employee benefits and other	11,595	11,664
Shareholders' equity	214,192	196,563
Total liabilities and shareholders' equity	$330,667	$316,058

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276